Exhibit 10.12X

May 27, 2026

RE: OFFER OF EMPLOYMENT

Dear Ryan,

We are pleased to offer you employment with Maui Land & Pineapple Company, Inc. ("MLP," "Company," "we," "us," or "our"). Once you have signed and returned this letter to us, it will become a binding contract between you and the Company on the following terms and conditions:

1.    Position: Your title will be Chief Investment Officer, reporting to the Chief Executive Officer ("CEO"). You will primarily work at the Company's offices located in Kapalua at 500 Office Road Lahaina, HI 96761 and in Hali’imaile at 870 Hali’imaile Road, Makawao, HI 96768, except when business matters require work to be performed at an alternate location. You may work remotely occasionally when business matters permit.

2.    Primary Responsibilities. As CIO, you will be responsible for leading the Company's investment strategy and driving the growth of our real estate portfolio. You will bring a proven track record in land and real estate development transactions and deep expertise in structuring and negotiating complex deals. This role requires strategic thinking with a hands-on approach to identifying, evaluating, and executing a wide range of investment opportunities, including partnerships, joint ventures, mergers, acquisitions, and dispositions. As a key member of our senior leadership team, you will oversee and be responsible for all aspects of our real estate investment and investor relations activities. Your key responsibilities will include:

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Investment Strategy: Develop and execute a comprehensive investment strategy that aligns with the Company's long-term goals, focusing on land development, commercial real estate, and strategic acquisitions.

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Transaction Execution: Lead the entire lifecycle of investment transactions, from sourcing to close, including, but not limited to initial underwriting, due diligence and negotiation. Such transactions include, land acquisitions, development projects, and asset sales.

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Deal Structuring: Structure and negotiate complex transactions, including joint ventures, partnerships, and other co-investment vehicles to optimize risk and return. Evaluate and execute potential mergers and acquisitions that align with our strategic objectives.

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Portfolio Management: Oversee the Company's existing real estate portfolio, identifying opportunities for value enhancement, asset monetization, and strategic dispositions to recycle capital and maximize returns.

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Financial Analysis: Lead the financial modeling, valuation, and analysis of all potential investments. Prepare and present detailed investment memoranda and recommendations to the CEO and Board of Directors (the "Board").

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Investor Relations: In partnership with the CEO and CFO, serve as a key spokesperson for the Company's investment strategy to its shareholders, analysts, and the broader investment community. Clearly articulate the Company's value proposition, investment performance, and long-term growth initiatives.

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Market Intelligence: Maintain a deep understanding of the Maui and broader Hawaii real estate markets, including economic trends, competitive landscape, and regulatory environment, to inform investment decisions.

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Leadership & Collaboration: Work closely with the CEO, CFO, and other members of the executive team to drive strategic initiatives. Build and maintain strong relationships with landowners, developers, investors, brokers, and government authorities.

By signing this Offer Letter, you understand that the specific duties and responsibilities of the CIO are subject to modification, supplementation, change or deletion by the CEO.

This is a full-time position, and you will be expected to devote all of your working time and ability to the performance of your durities. You will also be expected to give the Company your undivided loyalty, and to refrain from any other employment or outside activity, unless you first obtain the written consent of the CEO and such activity does not interfere with your duties to the Company. You represent that you are not subject to any existing contracts that would limit your ability to work for the Company.

3.    Compensation: You will be paid a base salary at the rate of $380,000 per year, minus withholding and appropriate payroll deductions, payable thorugh the Company's regular payroll. Your position is classified as exempt from overtime under federal and state wage and hour laws. You will also be eligible to participate in the Company’s 2017 Equity and Incentive Award Plan (the “Plan”), effective as of and prorated from your date of hire. This determination will be made by the CEO, at his full discretion, and subject to approval required under the terms of the Plan. Your initial annual incentive target is 50% of you’re then-current annual salary, and your long-term incentive target is 90% of you’re then-current annual salary. Both your annual incentive and the long-term incentive awards are paid in restricted stock and are subject to the terms of the Plan and award agreements granted under the Plan. Your annual incentive award will be paid following our Compensation Committee’s approval, which typically happens in February of each year, and such restricted stock vests immediately. The long-term incentive is also awarded in or around February and has a 3-year vesting period, meaning that it will vest ratably over 12 quarters. In total, your target total annual direct compensation is $912,000.

You will be eligible for participation in the Executive Severance Plan upon meeting the required qualifications of the plan and subject to Board approval.

Your compensation shall be paid in accordance with the Company’s regular pay practices. All compensation shall be subject to applicable withholdings and deductions.

You will be provided a relocation allowance in the amount of up to $75,000 post-tax. You shall submit your relocation expenses to the CEO or Chief Financial Officer ("CFO") with receipts, and the reimbursement will be processed via payroll. Relocation expenses will be grossed up for payroll taxes and the full cost of relocation expenses paid, as grossed up, will be reimbursed up to the stipulated limit.

4.    Benefits: You will be eligible to participate in the employee benefit plans and programs currently provided by the Company in accordance with Company policy and the terms of the formal plan documents, as such may be modified or terminated from time to time, including medical, dental and vision coverage; flexible spending account; group life insurance, accidental death and dismemberment coverage; travel accident insurance; temporary and long-term disability insurance; 401(k) plan; and other benefit plans generally available commensurate with your position. You are also eligible to participate in the Employee Land/Lot Purchase Program and the Kapalua Club.

In the event of any dispute over the application or meaning of any benefit plan term or condition the Company’s interpretation shall govern.

5.    Paid Time Off. You are permitted ten (10) days of paid time off ("PTO") in your first year of employment, which accrues at 3.077 hours per pay period. PTO will be pro-rated based on your start date.

6.    Confidential Information: During your employment with the Company and at all times after termination of such employment, regardless of the reason for such termination, you shall hold all Confidential Information relating to the Company in strict confidence and shall not use, disclose or otherwise communicate the Confidential Information to anyone other than the Company without the prior written consent of the Company. “Confidential Information” includes, without limitation, business, operations, and financial information such as costs, profits and plans for future expansion or development, plans for rendering additional services, methods of operation and marketing concepts of Company, as well as employment policies and plans, trade secrets, any information related to projects in active development with state or county entitlements and other proprietary business information of the Company the disclosure of which would cause material harm to the Company’s business. “Confidential Information” shall not include information that is or becomes in the public domain through no action by you or information that is generally disclosed by the Company to third parties without restrictions on such third parties. Upon termination of employment, you shall immediately return all Confidential Information to the Company and any Company property in your possession or control.

7.    Code of Business Conduct and Ethics: In accordance with the Company’s Code of Business Conduct and Ethics (“Code”), all employees are required to annually sign an acknowledgment stating that they have reviewed, understand, and agree to comply with the Code. The Code can be reviewed on the Company’s website.

8.    Arbitration: In the event of a dispute arising out of the terms and conditions of this Offer of Employment, such dispute shall, absent settlement of the parties, be promptly resolved by final and binding arbitration on the island of Maui, in the State of Hawaii. The arbitration shall be conducted pursuant to the Federal Arbitration Act and the JAMS Employment Arbitration Rules and Procedures by a single arbitrator mutually agreed upon by you and the Company. The arbitrator shall be required to abide by the provisions of this Offer of Employment and the arbitrator shall not modify or alter same.

A judgment upon the award may be entered in any court having jurisdiction over you and the Company.

In arbitration, you and the Company shall bear your own costs, fees and expenses of presenting your case, and one-half of the arbitrator’s fees and administrative expenses, unless otherwise ordered by the arbitrator for cause shown.

By entering into this agreement, you will be required to use arbitration to resolve all disputes and claims. You understand and agree that you are waiving any right to a judicial resolution of any dispute or claim either you or the Company may have and instead to resolve any dispute or claim through final and binding arbitration.

9.    Reference Check and Pre-Employment Testing: This Offer of Employment is contingent upon the results of your reference and background check and a successful completion of the Company’s pre-employment testing and screening.

10.    Severability: Each provision in this Offer of Employment is separate. If necessary to effectuate the purpose of a particular provision, the Offer of Employment, in whole or in part, is held to be invalid or unenforceable, you agree that any such provision shall be deemed modified to make such provision enforceable to the maximum extent permitted by applicable law. As to any provision held to be invalid or unenforceable, the remaining provisions of this Offer of Employment shall remain in effect.

11.    Term of Employment: The Company is an at-will employer. Your employment is not guaranteed for any specific period of time and can be terminated at any time by you or the Company with or without cause. Nothing in this letter or the terms of your compensation should be construed as an implied guarantee of continued employment. This provision for employment at will supersedes all other agreements and understandings concerning termination or other changes in the terms of your employment, whether oral, written, expressed or implied. This provision can be changed only in a formal written contract signed by you and a duly authorized representative of the Company. If you elect to resign, you shall provide the Company with at least 30 days advanced written notice.

This offer of employment will expire if not signed by both parties by 5:00 pm on May 30th, 2026.

Offer of Employment is accepted this 28th day of May 2026.

Signature: /s/ Ryan Panopio

Name: Ryan Panopio

Maui Land & Pineapple Company, Inc.

/s/ Race A. Randle
Race A. Randle / CEO

Date: May 28, 2026